Exhibit 99.1

FOR RELEASE, Thursday, June 15, 2006	For Further Information Contact:
1:30 p.m. Pacific Daylight Time	Kelly Masuda, Investor Contact
(310) 893-7434 or kmasuda@kbhome.com
Caroline Shaw, Media Contact
(310) 231-4142 or cshaw@kbhome.com
KB HOME REPORTS SECOND QUARTER 2006 RESULTS
Revenues Increase 22% to $2.6 Billion; EPS Up 19% to $2.46; Backlog Value Grows 13% to $7.7 Billion
Two Million Shares Repurchased; Company Revises 2006 EPS Estimate to $10.00
               Los Angeles, CA, June 15, 2006 – KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, today reported financial results for its second quarter ended May 31, 2006. Highlights include:
•	Total revenues increased 22% to $2.59 billion in the second quarter of 2006, up from $2.13 billion in the year-earlier quarter. Total revenues rose on a 22% increase in housing revenues, driven by 6% growth in unit delivery volume and a 15% increase in the average selling price. Second quarter net income grew 14% from the year-earlier period to $206.6 million. Diluted earnings per share for the three months ended May 31, 2006 increased 19% from the year-earlier period to $2.46.

•	For the six months ended May 31, 2006, total revenues increased 27% to $4.78 billion, up from $3.77 billion for the six months ended May 31, 2005. Unit deliveries in the period rose 10% to 16,937, up from 15,382 homes delivered in the first half of 2005. Net income for the first half of 2006 increased 25% to $381.0 million, up from $304.3 million in the year-earlier period. Diluted earnings per share increased 29% to $4.48 in the first six months of 2006, up from $3.47 per diluted share in same period of 2005.

•	The Company’s backlog totaled 27,412 units at May 31, 2006 and represented potential future housing revenues of $7.66 billion, a 13% increase from the $6.79 billion in backlog value at May 31, 2005. All geographic regions posted year-over-year increases in backlog value.

•	The Company repurchased two million shares of its common stock during the three months ended May 31, 2006 for an aggregate price of $133.0 million. Over the six-month period ended May 31, 2006, the Company repurchased four million shares for an aggregate price of $287.4 million. The Company currently is authorized by its board of directors to repurchase up to an additional six million shares and plans to continue repurchasing its shares through the remainder of the year.
               “KB Home generated solid second-quarter financial results in a progressively more challenging housing market that is struggling to find equilibrium,” said Bruce Karatz, chairman and chief executive officer. “In many regions across the country, market performance has receded from the all-time highs established in recent years, largely due to a sharp reduction of speculative purchases and an over supply in new and resale inventory. Despite these conditions, our backlog and proven operating disciplines continued to drive revenues and earnings in the second quarter. Although we do not see market conditions improving significantly in the second half of the year, we remain squarely focused on driving performance and creating shareholder value by focusing on our build-to-order business model and the value of our brand.”
               Company-wide revenues reached $2.59 billion for the quarter ended May 31, 2006, increasing by $461.7 million or 22% from $2.13 billion in the year-earlier quarter, the result of strong revenue growth in the Company’s homebuilding operations. Second-quarter housing revenues grew 22% to $2.57 billion, up from $2.11 billion in the year-earlier period, on a 6% increase in unit deliveries to 9,032 from 8,535 in the second quarter of 2005 and a 15% increase in the overall average selling price to $284,700 from $247,800.
               Higher housing revenues produced a 16% increase in second-quarter construction operating income to $341.8 million, up from $294.8 million in the year-earlier quarter, while the construction operating income margin decreased to 13.2% from 13.9%. This margin decrease resulted from a lower housing gross margin of 25.8% in the period versus 26.8% in the year-earlier quarter, partially offset by an improvement in the selling, general and administrative expense ratio. As a percentage of housing revenues, selling, general and administrative expenses in the second quarter improved to 12.6% from 12.9% in the second quarter of 2005. The Company’s net income in the second quarter totaled $206.6 million, up from $181.5 million in the year-earlier period, and earnings per diluted share rose to $2.46, a 19% increase from $2.06 in the prior year’s quarter. Earnings per diluted share in the second quarter benefited from higher pretax income and the impact of fewer average diluted shares outstanding, partially offset by an increase in the Company’s effective income tax rate to 35.5% from 34.0% a year ago.
               “After experiencing several years of accelerating demand for new homes, we are now operating in a more difficult market environment,” said Karatz. “The country’s current-year home sales will likely fall well short of the record rates we have seen in the recent past as the market works through inventory build-ups, including a spike in investor/speculator resale inventory, higher interest rates and higher cancellation rates. The impact of higher cancellation rates is evident in the substantial year-over-year decline in our net orders in the second quarter, despite gross orders that nearly matched those of a year ago. These conditions will likely persist at least through the remainder of 2006. Yet, looking at our nation’s positive demographic trends and overall healthy economy, we remain confident in the long-term growth prospects of our company and the homebuilding industry.”
               The Company generated 9,908 net orders in the second quarter of 2006, a decrease of 19% from 12,290 net orders in the year-earlier quarter. Unit backlog totaled 27,412 units at May 31, 2006 versus 27,089 units at May 31, 2005. The Company’s backlog value grew by $865.4 million or 13% to approximately $7.66 billion at May 31, 2006 from approximately $6.79 billion at May 31, 2005. Backlog values increased in each of the Company’s geographic regions in the United States and France.
               “Our experienced management team and disciplined operating model will help navigate the more challenging conditions in today’s housing markets,” said Karatz. “We continue to adhere to the operating disciplines of our business model, which has proven its worth across a range of market dynamics. More specifically, in response to recent market trends, we have taken actions to enhance our construction efficiencies, reduce overhead and increase the selectivity with which we approach land acquisitions. We also remain carefully focused on judicious financial management, cash flow generation and optimizing our returns, efforts that have enabled us to repurchase four million shares of our common stock thus far this year. Finally, given the decline in new home demand and increase in new and existing home supply, we believe it is prudent to revise our 2006 earnings forecast downward to $10.00 per diluted share. Our new forecast, a 5% increase over 2005 diluted earnings per share of $9.53, would represent another year of record results for KB Home.”
               For the six months ended May 31, 2006, the Company delivered 16,937 new homes, a 10% increase from 15,382 homes delivered in the first half of 2005. Total revenues for the six months ended May 31, 2006 reached $4.78 billion in 2006, up 27% from $3.77 billion in the six months ended May 31, 2005. Net income for the first half of 2006 increased 25% to $381.0 million from $304.3 million a year ago. Diluted earnings per share for the six-month period increased 29% to $4.48 in 2006 from $3.47 per diluted share in 2005.

The Conference Call on the Second Quarter 2006 earnings will be broadcast live TOMORROW at 8:00 a.m. Pacific Daylight Time, 11:00 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s Web site at http://www.kbhome.com.
Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in some of the top markets in the following regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois, Indiana, Louisiana and Texas; and Southeast—Florida, Georgia, Maryland, North Carolina, South Carolina and Virginia. Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary, is one of the leading homebuilders in France. In fiscal 2005, the Company delivered homes to 37,140 families in the United States and France. KB Home also offers complete mortgage services through Countrywide KB Home Loans, a joint venture with Countrywide Financial Corporation. Founded in 1957, and ranked the #1 homebuilder in Fortune Magazine’s 2006 list of America’s Most Admired Companies, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES (888-KB-CASAS) or visit http://www.kbhome.com (http://www.kbcasa.com).
Certain matters discussed in this press release, including any statements concerning our future financial performance, business and prospects, and our future actions and their expected results, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors that could cause actual results to be materially different, including, but not limited to, changes in general economic conditions, material prices and availability, labor costs and availability, interest rates and our debt levels, the secondary market for loans, consumer confidence, competition, currency exchange rates (insofar as they affect our operations in France), environmental factors (including weather) and significant natural disasters, government regulations affecting our operations, the availability and cost of land in desirable areas, violations of our policies, legal or regulatory proceedings or claims, conditions in the capital, credit and homebuilding markets and other events outside of our control. See our Quarterly Report on Form 10-Q for the quarter ended February 28, 2006, Annual Report on Form 10-K and Annual Report to Shareholders for the year ended November 30, 2005 and our other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business. We do not have a specific policy or intent of updating or revising forward-looking statements.
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KB HOME
CONSOLIDATED STATEMENTS OF INCOME
For the Six Months and Three Months Ended May 31, 2006 and 2005
(In Thousands, Except Per Share Amounts)

	Six Months		Three Months
	2006	2005	2006	2005
Total revenues	$4,783,721	$3,766,446	$2,592,071	$2,130,326

Construction:
Revenues	$4,774,537	$3,748,806	$2,587,213	$2,120,313
Costs and expenses	(4,158,583)	(3,258,434)	(2,245,426)	(1,825,561)

Operating income	615,954	490,372	341,787	294,752

Interest income	2,293	1,771	1,113	791
Interest expense, net of amounts capitalized	(15,019)	(6,417)	(10,266)	(4,001)
Minority interests	(29,846)	(33,426)	(18,129)	(19,066)
Equity in pretax of unconsolidated joint ventures	5,437	7,779	(318)	2,162

Construction pretax income	578,819	460,079	314,187	274,638

Financial services:
Revenues	9,184	17,640	4,858	10,013
Expenses	(3,237)	(16,662)	(1,490)	(9,638)
Equity in pretax of unconsolidated joint venture	3,867	—	2,717	—

Financial services pretax income	9,814	978	6,085	375

Total pretax income	588,633	461,057	320,272	275,013

Income taxes	(207,600)	(156,800)	(113,700)	(93,500)

Net income	$381,033	$304,257	$206,572	$181,513

Basic earnings per share	$4.75	$3.76	$2.60	$2.22

Diluted earnings per share	$4.48	$3.47	$2.46	$2.06

Basic average shares outstanding	80,268	80,938	79,522	81,665

Diluted average shares outstanding	85,112	87,750	83,978	88,044

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	May 31,	November 30,	May 31,
	2006	2005	2005
Assets

Construction:
Cash and cash equivalents	$9,680	$144,783	$76,279
Receivables	573,219	580,931	461,174
Inventories	7,568,977	6,128,342	5,094,819
Investments in unconsolidated joint ventures	386,312	275,378	204,702
Deferred income taxes	201,278	220,814	216,720
Goodwill	247,171	242,589	244,887
Other assets	155,193	124,150	150,604

	9,141,830	7,716,987	6,449,185

Financial services	46,746	29,933	118,534

Total assets	$9,188,576	$7,746,920	$6,567,719

Liabilities and Stockholders’ Equity

Construction:
Accounts payable	$935,110	$892,727	$739,892
Accrued expenses and other liabilities	1,464,126	1,338,626	865,644
Mortgages and notes payable	3,581,484	2,463,814	2,370,952

	5,980,720	4,695,167	3,976,488

Financial services	54,080	55,131	90,258

Minority interests in consolidated subsidiaries and joint ventures	159,455	144,951	134,700

Stockholders’ equity	2,994,321	2,851,671	2,366,273

Total liabilities and stockholders’ equity	$9,188,576	$7,746,920	$6,567,719

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2006 and 2005
(In Thousands)

	Six Months		Three Months
	2006	2005	2006	2005
Construction revenues:

Housing	$4,754,533	$3,732,911	$2,571,389	$2,114,812
Commercial	—	2,798	—	614
Land	20,004	13,097	15,824	4,887

Total	$4,774,537	$3,748,806	$2,587,213	$2,120,313

	Six Months		Three Months
	2006	2005	2006	2005
Costs and expenses:

Construction and land costs
Housing	$3,521,753	$2,754,827	$1,906,692	$1,548,627
Commercial	—	1,342	—	(490)
Land	17,751	8,482	14,497	4,139

Subtotal	3,539,504	2,764,651	1,921,189	1,552,276
Selling, general and administrative expenses	619,079	493,783	324,237	273,285

Total	$4,158,583	$3,258,434	$2,245,426	$1,825,561

	Six Months		Three Months
	2006	2005	2006	2005
Interest expense:

Interest incurred	$113,610	$85,367	$62,044	$44,171
Interest capitalized	(98,591)	(78,950)	(51,778)	(40,170)

Interest expense	$15,019	$6,417	$10,266	$4,001

	Six Months		Three Months
	2006	2005	2006	2005
Other information:

Depreciation and amortization	$9,817	$10,161	$5,141	$5,158
Amortization of previously capitalized interest	53,111	38,379	29,698	22,316

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2006 and 2005

	Six Months		Three Months
	2006	2005	2006	2005
Average sales price:

West Coast	$494,000	$449,700	$500,900	$450,100
Southwest	321,600	247,500	321,600	258,400
Central	159,900	155,100	161,900	158,300
Southeast	245,300	199,400	250,900	205,700
France	224,000	217,000	236,500	210,400

Total	$280,700	$242,700	$284,700	$247,800

	Six Months		Three Months
	2006	2005	2006	2005
Unit deliveries:

West Coast	3,025	2,512	1,579	1,417
Southwest	3,365	3,605	1,813	2,033
Central	4,018	3,990	2,183	2,117
Southeast	3,437	2,979	1,827	1,665
France	3,092	2,296	1,630	1,303

Total	16,937	15,382	9,032	8,535

Unconsolidated joint ventures:	265	353	189	143

	Six Months		Three Months
	2006	2005	2006	2005
Net orders:

West Coast	3,027	3,882	1,628	2,025
Southwest	2,731	4,597	1,239	2,457
Central	5,018	5,742	2,723	3,201
Southeast	3,753	4,364	1,899	2,523
France	4,098	3,606	2,419	2,084

Total	18,627	22,191	9,908	12,290

Unconsolidated joint ventures:	275	96	66	41

	May 31, 2006		May 31, 2005
Backlog data:	Backlog Units	Backlog Value	Backlog Units	Backlog Value
(Dollars in thousands)
West Coast	4,256	$2,200,413	4,837	$2,150,227
Southwest	4,794	1,473,792	5,544	1,428,789
Central	5,945	947,562	5,810	903,725
Southeast	5,929	1,499,091	5,665	1,211,460
France	6,488	1,537,656	5,233	1,098,930

Total	27,412	$7,658,514	27,089	$6,793,131

Unconsolidated joint ventures:	397	$92,898	238	$40,460